                                                                   EXHIBIT 99.1


FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications                           Investor Relations
          404-715-2554                                       404-715-6679


                 DELTA AIR LINES REPORTS SECOND QUARTER RESULTS


ATLANTA, July 18, 2002 - Delta Air Lines (NYSE:DAL) today reported results for the quarter ending June 30, 2002. The key points are, Delta:

- REPORTS A SECOND QUARTER NET LOSS, EXCLUDING UNUSUAL ITEMS, OF $162 MILLION, OR $1.34 LOSS PER COMMON SHARE.

- REPORTS A SECOND QUARTER NET LOSS OF $186 MILLION, OR $1.54 LOSS PER COMMON SHARE.

-        RECORDS AN OPERATING PROFIT FOR THE MONTH OF JUNE 2002.

-        CONTINUES TO FOCUS ON CONTROLLING COSTS, CAPACITY AND LIQUIDITY.


Delta today reported a net loss of $162 million and a loss per share of $1.34 for the June 2002 quarter versus a net loss of $123 million and loss per share of $1.03 in the June 2001 quarter, excluding unusual items. Including unusual items, the June 2002 quarter net loss and loss per share were $186 million and $1.54, respectively, versus a net loss of $90 million and loss per share of $0.76 in the June 2001 quarter. Note 2 to the attached consolidated statements of operations shows a reconciliation of the net loss excluding unusual items to the reported net loss.

FINANCIAL AND OPERATIONAL PERFORMANCE

         "Delta's financial performance is recovering slowly as we work through one of the most challenging times in the history of our company and our industry," said Leo F. Mullin, chairman and chief executive officer. "While these second quarter results are substantially better than those in the first quarter and in line with expectations, they clearly show that difficult times are not yet behind us.

         "In light of these difficult financial conditions, Delta continues its comprehensive review of the business. Our intent is to be an airline that will thrive, not just survive, in today's fiercely competitive aviation world. While that task will continue to require difficult choices, we strongly believe we are the best positioned hub-and-spoke airline to reach that goal."

         Second quarter operating revenues declined 8.0 percent, and passenger unit revenues decreased 3.0 percent, compared to the June 2001 quarter. Excluding unusual items, operating expenses for the June 2002 quarter decreased
6.5 percent, unit costs decreased 0.3 percent and unit costs on a fuel price neutralized basis(1) increased 0.5 percent. The load factor for the quarter was
73.4 percent on a 6.2 percent reduction in capacity, compared to 72.8 percent for the same period a year ago. For the June 2002 quarter, Delta's completion factor was 99.2 percent versus 97.5 percent during the same period last year.



------------------------
(1) The amount of operating cost incurred per available seat mile during a reported period, adjusting the average fuel price per gallon paid in the current period to equal the average fuel price per gallon in the corresponding period in the prior year.

Year-over-year comparisons are impacted by Comair's suspension of service between March 26, 2001, and July 1, 2001, due to a strike by Comair pilots.

         Delta had positive cash flow from operations for the June 2002 quarter and also recorded an operating profit in the month of June as traffic and revenue continued to improve slowly from the March 2002 quarter.

         "Delta is committed to aggressively manage what we can control -- costs, capacity and liquidity -- as we continue to make disciplined financial and operating decisions," said M. Michele Burns, executive vice president and chief financial officer.

         Delta's fuel hedging program saved $43 million pretax for the quarter. Delta hedged 57 percent of its jet fuel requirements in the June 2002 quarter at an average price of $0.59 per gallon. For the second half of the year, Delta has hedged 49 percent of its expected jet fuel requirements at an average price of $0.66 per gallon.

         Delta's capacity remained under tight control in the second quarter with year-over-year system and mainline capacity down 6.2 percent and 10.7 percent, respectively. For the third quarter of 2002, Delta's year-over-year system capacity is expected to decline three to four percent and year-over-year mainline capacity is expected to decline six to seven percent.

         Delta's balance sheet remains one of the strongest in the industry. During the quarter, Delta continued to access financing opportunities in the capital markets. On April 30, 2002, Delta issued $1.1 billion of Enhanced Equipment Trust Certificates. A portion of the proceeds from this offering was used to repay a $625 million revolving credit agreement that matured on May 1, 2002. The remainder of the proceeds is available for general corporate purposes. Delta ended the June 2002 quarter with total liquidity of $2.8 billion comprised of $1.8 billion in cash and cash equivalents and an additional near term liquidity position of $1.0 billion.

UNUSUAL ITEMS

         In the June 2002 quarter, Delta recorded $24 million of unusual costs, net of taxes. As previously disclosed, Delta continues to incur costs that represent the temporary carrying costs of grounded aircraft and surplus pilots as well as re-qualification training and relocation costs for pilots resulting from capacity reductions implemented in November 2001. These costs totaled $15 million, net of tax, for the June 2002 quarter and are expected to total $61 million, net of tax, for the 2002 calendar year; a total of $40 million of costs, net of tax, have been incurred for the six months ending June 2002. Also during the June 2002 quarter, Delta recorded a $9 million expense, net of tax, for non-cash, fair value adjustments of certain equity rights in other companies, primarily priceline.com, and fuel derivative instruments to comply with Statement of Financial Accounting Standard (SFAS) 133. In the June 2001 quarter, Delta recognized a $69 million non-cash gain, net of tax, related to SFAS 133 and a $36 million charge, net of tax, due to its decision to accelerate the retirement of nine Boeing 737 aircraft.

NETWORK HIGHLIGHTS

         As previously announced, Delta and its SkyTeam partner, Korean Air, received final approval from the U.S. Department of Transportation for antitrust immunity. Delta previously obtained antitrust immunity with its European SkyTeam partners - Air France, Alitalia, and CSA Czech Airlines. Antitrust immunity will permit Korean Air to more closely cooperate with Delta and the European SkyTeam members in the operation of their global route systems on a broad network-to-network basis, improving the quality and competitiveness of the services they offer to customers, while retaining their separate corporate and national identities. In continued support of our SkyTeam alliance, Delta expanded its codeshare relationship with partners Air France and Alitalia by offering codeshare service from the United States to India via Paris-Charles de Gaulle and Milan-Malpensa, Italy. Delta will offer business and leisure customers a total of 20 weekly flights to the two largest business centers of India, Delhi and Mumbai, the fastest growing travel regions in the world.

         Delta also will offer customers a new daily, nonstop flight between Atlanta and Montego Bay, Jamaica, beginning November 1, 2002, and it will operate the service using the Boeing 737-800 aircraft. The new service is in addition to three daily flights between Atlanta and Montego Bay that Delta now offers with codeshare partner Air Jamaica.

         During the June 2002 quarter, Delta strengthened its industry-leading regional jet program with the addition of Chautauqua Airlines as the newest Delta Connection carrier. Beginning in November 2002, Chautauqua will become the fifth regional carrier participating in the Delta Connection system, and will serve Florida markets with a total of 22 Embraer regional jets by the end of 2003.

CUSTOMER SERVICE

         As announced on July 1, 2002, Delta received its second consecutive annual Brand Keys Customer Loyalty Award in the airline category for meeting or exceeding customer expectations. Brand Keys, the world leader in customer loyalty metrics, recognized Delta for performance in booking and boarding efficiency, in-flight comfort and customer experience. "We are honored to once again receive such a prestigious award," said Vicki Escarra, executive vice president and chief marketing officer for Delta. "We thank our loyal customers for their votes of confidence and for recognizing our efforts."

         Delta also continues to roll out its self-service kiosks, which are now available at 79 airports. So far this year, over two million Delta customers have checked in for their flights using self-service kiosks. In June 2002, Delta achieved a record month with more than 615,000 passengers checked in using kiosks versus 20,136 passengers in June 2001. E-ticketed customers can use kiosks to check in, check baggage, print boarding cards, select or change seats, request to stand by for upgrades, change flights, and initiate multi-party check-in.

         Due to a positive response from customers in New York City, Boston and Washington, D.C., the Delta Shuttle extended its exclusive "20 Minutes or 20,000 Miles" check-in to gate guarantee and triple-miles SkyMiles bonus until August 31, 2002. Delta has successfully reduced wait time for customers of the Delta Shuttle. Since the program began in April 2002, only five of the nearly 400,000 Delta Shuttle passengers have received the 20,000 SkyMiles guarantee offered by the Delta Shuttle.

         Delta also continues to be on the forefront of reducing the "hassle factor" by expanding the number of frequent traveler security lines in three new locations during the quarter: Seattle, Baltimore, and Pittsburgh. Delta now offers frequent traveler security lines in a total of 23 cities.

         Delta will host a webcast to discuss its quarterly earnings today, July 18, at 10:00 a.m. Eastern Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest carrier in terms of passengers carried and the leading U.S. airline across the Atlantic, offers 5,898 flights each day to 429 destinations in 76 countries on Delta, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release, which are not historical facts, including statements regarding our beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.

                                     # # #

                                                                   0402/169-TRD
                                                                       02JUNQTR

                              DELTA AIR LINES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Unaudited; In Millions, Except Share Data)


                                                Three Months                            Six Months
                                                   Ended                                  Ended
                                                  June 30,                               June 30,
                                        -----------------------------           -----------------------------
                                           2002                2001               2002                2001
                                        ---------           ---------           ---------           ---------

Operating Revenues:
  Passenger                             $   3,217           $   3,537           $   6,095           $   7,135
  Cargo                                       109                 131                 220                 271
  Other, net                                  148                 108                 262                 212
    Total operating revenues                3,474               3,776               6,577               7,618

Operating Expenses:
  Salaries and related costs                1,563               1,560               3,064               3,167
  Aircraft fuel                               401                 463                 740                 977
  Depreciation and
    amortization (Note 1)                     291                 331                 572                 655
  Contracted services                         241                 253                 504                 510
  Landing fees and other rents                211                 192                 414                 390
  Aircraft maintenance mat'ls
    and outside repairs                       181                 193                 366                 380
  Aircraft rent                               179                 186                 357                 374
  Other selling expenses                      140                 165                 285                 344
  Passenger commissions                        89                 144                 196                 285
  Passenger service                            98                 127                 192                 241
  Asset writedowns and other
    nonrecurring items                         23                  60                  63                  60
  Other                                       184                 216                 386                 464
    Total operating expenses                3,601               3,890               7,139               7,847

Operating Loss                               (127)               (114)               (562)               (229)

Other Income (Expense):
  Interest expense, net                      (155)                (91)               (296)               (177)
  Gain (loss) from sale
    of investments                             --                   7                  (3)                  7
  Fair value adjustments of
    SFAS 133 derivatives                      (15)                112                 (43)                 95
  Misc. income (expense), net                  10                 (13)                 15                 (17)
                                             (160)                 15                (327)                (92)

Loss Before Income Taxes                     (287)                (99)               (889)               (321)

Income Tax Benefit                            101                   9                 306                  98

Net Loss                                     (186)                (90)               (583)               (223)

Preferred Stock Dividends                      (3)                 (4)                 (7)                 (7)

Net Loss Available
  To Common Shareowners                 $    (189)          $     (94)          $    (590)          $    (230)

Diluted Loss Per Share                  $   (1.54)          $   (0.76)          $   (4.79)          $   (1.87)

Net Loss Excluding
  Unusual Items (Note 2)                $    (162)          $    (123)          $    (516)          $    (246)

Diluted Loss Per Share
  Excluding Unusual Items
     (Note 2)                           $   (1.34)          $   (1.03)          $   (4.25)          $   (2.05)

Operating Margin                            -3.7%               -3.0%               -8.5%               -3.0%

Weighted Average Shares Used
  In Diluted Loss Per Share
  Computation:(in thousands)              123,243             123,053             123,244             123,042

                             DELTA AIR LINES, INC.
                              STATISTICAL SUMMARY
                                  (unaudited)


                                                  Three Months                          Six Months
                                                     Ended                                Ended
                                                    June 30,                            June 30,
                                            -------------------------             -------------------------
                                             2002               2001               2002               2001
                                            ------             ------             ------             ------

Revenue Psgr Miles (millions)               26,319             27,828             49,549             53,113
Available Seat Miles
 (millions)(Note 3)                         35,859             38,239             69,599             75,966
Passenger Mile Yield (cents)                 12.23              12.71              12.30              13.43
Operating Revenue Per
 Available Seat Mile (cents)                  9.69               9.88               9.45              10.03
Operating Cost per
 Available Seat Mile (cents)                 10.05              10.17              10.26              10.33
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 2)                                     9.98              10.02              10.17              10.25
Passenger Load Factor
 (percent)                                   73.39              72.77              71.19              69.92
Breakeven Passenger Load
 Factor (percent)                            76.30              75.12              77.76              72.16
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 2)                                    75.79              73.88              77.03              71.57
Psgrs Enplaned (thousands)                  27,427             28,130             52,045             55,062
Revenue Ton Miles (millions)                 3,018              3,190              5,691              6,167
Cargo Ton Miles (millions)                     386                407                736                844
Cargo Ton Mile Yield (cents)                 28.30              32.30              29.92              32.11
Fuel Gallons Consumed
 (millions)                                    634                682              1,233              1,378
Average Price Per Fuel Gallon,
  net of hedging gains (cents)               63.13              67.95              60.00              70.91
Number of Aircraft in Fleet,
  End of Period                                831                826                831                826
Full-Time Equivalent Employees,
  End of Period                             75,700             82,800             75,700             82,800


SELECTED BALANCE SHEET DATA:


                                       June 30,       December 31,
                                        2002              2001
                                     -----------      ------------
                                     (unaudited)
(in millions)

Cash and cash equivalents              $ 1,841          $ 2,210
Total assets                            24,065           23,605
Total debt, including current
  maturities and short-term
obligations                              9,939            9,304
Capital lease obligations,
  short-term and long-term                  91               99
Total shareowners' equity                3,179            3,769

Note 1. For comparative purposes, note that we adopted Statement of Financial Accounting Standard (SFAS)142, "Goodwill and Other Intangible Assets" on January 1, 2002. In accordance with that standard, we no longer amortize goodwill and certain intangible assets. For more information about our adoption of SFAS 142, please refer to our most recently filed Quarterly Report on Form 10-Q or our Annual Report on Form 10-K.

         The following table shows a reconciliation of our reported net loss and loss per share to pro forma net loss and loss per share as if the non-amortization provisions of SFAS 142 had been applied in the prior periods:


                                                 Three Months                        Six Months
                                                   Ended                               Ended
                                                  June 30,                           June 30,
                                           ------------------------           -------------------------
                                             2002             2001             2002              2001
                                           -------           ------           -------           -------

(in millions, except
  per share data)

 Net Loss                                  $  (186)          $  (90)          $  (583)          $  (223)
 Add back: goodwill and
   certain intangible assets
   amortization, net of tax                     --               15                --                30
 Pro forma net loss                        $  (186)          $  (75)          $  (583)          $  (193)

Basic and diluted loss per share:
 Net Loss                                  $ (1.54)          $ (.76)          $ (4.79)          $ (1.87)
 Add back: goodwill and
   certain intangible assets
   amortization, net of tax                     --              .12                --               .24
 Pro forma net loss                        $ (1.54)          $ (.64)          $ (4.79)          $ (1.63)


Note 2. The following tables show reconciliations of our net loss and loss per share excluding unusual items to reported net loss and loss per share:


                                               Three Months                       Six Months
                                                  Ended                              Ended
                                                 June 30,                           June 30,
                                           -----------------------           -----------------------
                                            2002             2001              2002             2001
                                           -----           -------           -------           -----

(in millions, except
  per share data)

Net loss excluding
 unusual items                            $ (162)           $ (123)           $ (516)         $ (246)
Unusual items, net of tax:
 Fair value adjustment
  of SFAS 133 derivatives                     (9)               69               (27)             59
 Surplus pilots and aircraft                 (15)               --               (40)             --
 Accelerated retirement of
  B-737 aircraft                              --               (36)               --             (36)
Total unusual items,
 net of tax                                  (24)               33               (67)             23
Net loss                                  $ (186)           $  (90)           $ (583)          $(223)

Basic and diluted loss per share:
Net loss                                  $(1.34)           $(1.03)           $(4.25)         $(2.05)
Unusual items, net of tax:
 Fair value adjustment
  of SFAS 133 derivatives                  (0.08)             0.57             (0.22)           0.48
 Surplus pilots and aircraft               (0.12)               --             (0.32)             --
 Accelerated retirement of
  B-737 aircraft                              --             (0.30)               --           (0.30)
Total unusual items,
  net of tax                               (0.20)             0.27             (0.54)           0.18
       Net loss                           $(1.54)           $(0.76)           $(4.79)         $(1.87)


Note 3. As a result of a pilot strike, Comair suspended its operations between March 26, 2001 and July 1, 2001. Accordingly, Comair had no Available Seat Miles (ASMs) during this period.